Exhibit 99.B(d)(3)

INVESTMENT ADVISORY AGREEMENT

DAA COMMODITY STRATEGY SUBSIDIARY LTD.

AGREEMENT made this 27th day of March, 2013, by and between DAA Commodity Strategy Subsidiary Ltd. (the “Company”), and SEI Investments Management Corporation (the “Adviser”).

WHEREAS, the Company is a limited company incorporated in the Cayman Islands and is a wholly owned subsidiary of the Dynamic Asset Allocation Fund (the “Fund”), a series of SEI Institutional Investments Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has established the Company for the purposes of facilitating the Fund’s investment objectives and strategies as they relate to obtaining exposure to the investment returns of the global commodities markets;

WHEREAS, the Adviser serves as the investment adviser to the Fund pursuant to an investment advisory agreement between the Adviser and the Trust, on behalf of the Fund, dated June 14, 1996, as amended (the “Fund Advisory Agreement”);

WHEREAS, the Company desires to retain the Adviser to render investment management services with respect to the Company, and the Adviser is willing to render such services:

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.              DUTIES OF THE ADVISER.  The Company employs the Adviser to manage the investment and reinvestment of the assets, to hire (subject to the approval of the Company’s Board of Directors and, if required by applicable law, by “vote of a majority of the outstanding voting securities” of the Fund and/or the Company, as that term is defined in the 1940 Act, and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Company, and to continuously review, supervise and (where appropriate)  administer the investment program of the Company, to determine in its discretion (where appropriate) the securities to be purchased or sold, to provide the Company’s administrator (the “Administrator”) and the Company with records concerning the Adviser’s activities which the Company is required to maintain, and to render regular reports to the Administrator and to the Company’s officers and Company concerning the Adviser’s discharge of the foregoing responsibilities.  The retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

The Company hereby constitutes and appoints the Adviser as the Company’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more sub-advisers), in the Company’s name, place and stead, to make, execute, sign and acknowledge all agreements, contracts and other documentation; including, but not limited to, subscription agreements and ISDA agreements, and establish trading accounts on behalf of the Company as in the Adviser’s judgment are necessary or desirable for the Adviser to implement the investment policies of the Company by purchasing, selling and redeeming its assets and placing orders for such purchases and sales.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Directors of the Company and in compliance with such policies as the Company may from time to time establish, the objectives, policies, and limitations for the Company as established by the Board of Directors of the Company, the Articles of Association, the Prospectus (as defined below) to the extent applicable to the Company, and applicable laws and regulations.

The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein.  The Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Company.

2.              DELIVERY OF DOCUMENTS.  The Company has furnished the Adviser with copies of each of the following:

(a)  The Company’s Memorandum and Articles of Association (such Memorandum and Articles of Association, as presently in effect and as it shall from time to time be amended, is herein called the “Articles of Association”); and

(b)  Prospectus(es) and Statement(s) of Additional Information of the Fund, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”).

3.              OTHER COVENANTS.  The Adviser agrees that it:

(a)         will comply with all applicable Cayman Islands laws and rules and regulations of the Securities and Exchange Commission (“SEC” or “Commission”) pertaining to the Company and will in addition conduct its activities under this Agreement in accordance with other applicable law;

(b)         will place orders pursuant to its investment determinations for the Company either directly with the issuer or with any broker or dealer, including futures commission merchants.  In executing Company transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Company the best overall terms available.  In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction the Adviser may also consider the brokerage and research services (as those terms are defined in

Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate of the Adviser may exercise investment discretion.  The Adviser is authorized, subject to later revocation by the Company’s Board of Directors, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Company which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer - - viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the Company.  In addition, the Adviser is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Adviser or the Fund’s principal underwriter if the Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will any Company’s securities be purchased from or sold to the Adviser, any sub-adviser engaged with respect to the Company or the Fund, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Company, the Adviser, and sub-adviser or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

4.              COMPENSATION OF THE ADVISER.  In recognition of the fact that the Adviser will receive compensation from the Fund under the Fund Advisory Agreement, the Adviser will receive no compensation from the Company for the services rendered pursuant to this Agreement.

5.              REPORTS.  The Company and the Adviser agree to furnish to each other, as applicable, current offering documents, prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.  The Adviser further agrees to furnish to the Company, if applicable, the same such documents and information pertaining to any sub-adviser as the Company may reasonably request.

6.              STATUS OF THE ADVISER.  The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Company are not impaired thereby.  The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.  To the extent that the purchase or sale of securities or other investments of any issuer may be deemed by the Adviser to be suitable for two or more accounts managed by the Adviser, the available securities or investments may be allocated in a manner believed by the Adviser to be equitable to each account.  It is recognized that in some cases this may adversely affect the price paid or received by the Company or the size or position obtainable for or disposed by the Company.

7.              CERTAIN RECORDS.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser (or any sub-adviser) on behalf of the Company are the property of the Company and will be surrendered promptly to the Company on request.  The Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

8.              LIMITATION OF LIABILITY OF THE ADVISER.  The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable U.S. state and federal law and applicable Cayman Islands law which cannot be waived or modified hereby.  (As used in this Section 8, the term “Adviser” shall include directors, officers, employees and other corporate agents of the Adviser as well as that corporation itself).

9.              PERMISSIBLE INTERESTS.  Directors, agents, and shareholders of the Company are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Company as Directors, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Company as a shareholder or otherwise subject to the provisions of applicable law.  All such interests shall be fully disclosed between the parties on an ongoing basis as required by law.  In addition, brokerage transactions for the Company may be effected through affiliates of the Adviser or any sub-adviser to the extent permitted by the Company’s compliance policies and procedures, subject to the rules and regulations of the SEC.

10.       DURATION AND TERMINATION.  This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Company or by vote of a majority of the outstanding voting securities of the Company; provided, however, that if the shareholders of the Company fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder.  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

This Agreement may be terminated as to the Company at any time, without the payment of any penalty, by vote of a majority of the Directors of the Company or by vote of a majority of the outstanding voting securities of the Company on not less than 30 days nor more than 60 days’ written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 90 days’ written notice to the Company.  This Agreement will automatically and immediately terminate in the event of its assignment and, except as otherwise agreed between the parties, upon the termination of the Fund Advisory Agreement.  As used in this Section 10, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities”

shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

11.       GOVERNING LAW.  This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act to the extent the 1940 Act is applicable to the operations of the Company.

12.       NOTICE:  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	SEI Investments Management Corporation
1 Freedom Valley Drive, P.O. Box 1100
Oaks, PA 19456
Attn: Legal Department

To the Company at:	DAA Commodity Strategy Subsidiary Ltd.
1 Freedom Valley Drive, P.O. Box 1100
Oaks, PA 19456
Attn: Legal Department

13.       SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.                               Amendment of Agreement.  This Agreement may be amended only by written agreement of the Adviser and the Company, and if required by applicable law, only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

15.       ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

DAA Commodity Strategy		SEI Investments Management Corporation
Subsidiary Ltd.

By:	/s/ Aaron C. Buser	By:	/s/ David F. McCann
	Aaron C. Buser		David F. McCann

Attest: Julie Vossler		Attest: Julie Vossler